Exhibit 99

Contacts:	Vinit K. Asar George E. McHenry Thomas C. Hofmeister	(512) 777-3800 (512) 777-3800 (512) 777-3800

News Release

Hanger, Inc. Reports Earnings of $0.50 Per Diluted Share for the Second Quarter 2012

•                  EPS Growth of 11.1%

•                  7.2% Increase in Net Sales

•                  4.6% Growth in Patient Care Same-Center Sales

Austin, Texas, August 1, 2012— Hanger, Inc. (NYSE:HGR) announced net sales of $251.8 million for the quarter ended June 30, 2012, an increase of $17.0 million, or 7.2%, from $234.8 million for the second quarter of 2011.  Diluted earnings per share increased 11.1% to $0.50 for the second quarter of 2012 compared to diluted earnings per share of $0.45 in the same period in 2011.

The increase in net sales of $17.0 million, or 7.2%, for the second quarter of 2012 was the result of an $8.8 million, or 4.6%, increase in same-center sales in the patient-care services segment; a $5.9 million increase from acquired entities; a $1.8 million, or 7.2%, increase in sales in the distribution segment; and a $0.3 million increase from the therapeutic solutions segment.  The increase in revenues, together with continued expense control, resulted in an 8.6%, or $2.8 million, increase in income from operations to $35.7 million for the three months ended June 30, 2012 compared to income from operations of $32.9 million for the same period in 2011.

Net sales for the six months ended June 30, 2012 increased $34.6 million, or 8.0%, to $469.8 million from $435.2 million in 2011.  The sales increase was driven by a $20.1 million, or 5.7%, increase in same-center sales in the patient-care services segment; a $10.5 million increase from acquired entities; a $4.6 million, or 9.4%, increase in sales in the distribution segment; and a $0.6 million decrease from the therapeutic solutions segment.  The increase in sales resulted in a 14.3%, or $0.09 per diluted share, increase in diluted earnings per share to $0.72 for the six months ended June 30, 2012 from $0.63 in the same period in 2011.

The Company’s cash flow from operations increased $16.4 million to $27.0 million during the six months ended June 30, 2012 compared to $10.6 million in 2011.  Through July 2012, the Company acquired seven patient care companies comprised of thirteen clinics with annualized revenue of $12.8 million.  As of June 30, 2012, the Company had $141.1 million in total liquidity, which included $41.6 million of cash and $99.5 million available under its revolving credit facility, net of $0.5 million in letters of credit.

The Company’s leverage ratio, as defined in its credit facilities, improved to 2.9 at June 30, 2012 from 3.0 at December 31, 2011.

“We continue to deliver strong revenue growth in our patient-care services and our distribution segments.  This, combined with solid operational execution demonstrated by our talented employees around the country, has resulted in 11.1% growth in diluted earnings per share,” commented Vinit K. Asar, Chief Executive Officer of Hanger.  “Our operations continue to generate good cash flow as we execute our planned investments in programs, acquisitions and infrastructure improvements that will continue to provide a sustainable platform for future growth.”

The Company expects full year 2012 revenues between $970 million and $990 million resulting from a comparable store sales growth in our patient-care services segment of 3% to 5% and growth in our distribution segment of 3% to 5%. We expect flat to slightly higher revenues in our therapeutic services segment for the year, with sales in the first half of the year down then trending up the second half as the rate of new contract sales accelerates. The Company has raised the lower end of its earnings guidance range and now anticipates diluted earnings per share between $1.75 and $1.79, excluding approximately $0.01 per diluted share in one-time training costs related to the implementation of Janus, the Company’s new practice management and billing system. As in past years, the Company’s goal is to increase operating margins by twenty to forty basis points. The Company anticipates generating cash flow from operations between $70 million and $80 million in 2012 and investing a total of $40 million to $50 million in capital additions.  The Company will continue its acquisition program with a goal of closing acquisitions that total approximately $20 million in annualized revenues.

A conference call to discuss these results is scheduled to begin at 9:00 a.m., EST, on Thursday, August 2, 2012. Those wishing to participate should call 1-877-312-5846. In addition, a replay will be available until Friday, August 10, 2012, by dialing 1-855-859-2056 and referencing Conference ID # 88640671.

About Hanger — Hanger, Inc., headquartered in Austin, Texas, is the world’s premier provider for services and products that enhance human physical capability.  Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger is steeped in 150 years of clinical excellence and innovation.  Hanger provides orthotic and prosthetic patient care services, distributes O&P devices and components, and provides therapeutic solutions to the broader post-acute market.  Hanger is the largest owner and operator of orthotic and prosthetic patient care clinics with in excess of 700 O&P patient care clinics located in 45 states and the District of Columbia.  Hanger, through its subsidiary Southern Prosthetic Supply, Inc, is also the largest distributor of branded and private label O&P devices and components in the United States.  Hanger provides therapeutic solutions through its subsidiaries Innovative Neurotronics and Accelerated Care Plus.  Innovative Neurotronics introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide.  Accelerated Care Plus is a developer of specialized rehabilitation technologies and the nation’s leading provider of evidence-based clinical programs for post-acute rehabilitation serving more than 4,000 long-term care facilities and other sub-acute rehabilitation providers throughout the U.S.  For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews, www.Twitter.com/HangerNews, and www.YouTube.com/HangerNews.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Hanger, Inc

(in thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Income Statement:
Net sales	$251,754	$234,751	$469,846	$435,190
Cost of goods sold - materials	72,899	68,514	136,998	126,622
Personnel costs	83,435	81,014	167,054	159,903
Other operating expenses	51,256	44,603	93,389	81,993
Relocation expenses	—	42	—	417
Depreciation and amortization	8,438	7,696	16,723	14,988
Income from operations	35,726	32,882	55,682	51,267
Interest expense	7,684	7,791	15,461	16,170
Income before taxes	28,042	25,091	40,221	35,097
Provision for income taxes	10,656	9,660	15,280	13,453
Net income	$17,386	$15,431	$24,941	$21,644

Basic Per Common Share Data:
Net income	$0.51	$0.46	$0.73	$0.65
Shares used to compute basic per share amounts	34,268,941	33,499,268	34,110,820	33,429,502

Diluted Per Common Share Data:
Net income	$0.50	$0.45	$0.72	$0.63
Shares used to compute diluted per share amounts	34,720,489	34,365,395	34,637,769	34,284,513

Reconciliation of GAAP financial measures to Non-GAAP financial measures

Income from Operations	$35,726	$32,882	$55,682	$51,267
Relocation expenses	—	42	—	417
Adjusted Income from Operations	$35,726	$32,924	$55,682	$51,684

Net income	$17,386	$15,431	$24,941	$21,644
Relocation expenses	—	42	—	417
Tax effect of adjustments	—	(16)	—	(161)
Adjusted net income	$17,386	$15,457	$24,941	$21,900

Adjusted net income per diluted share	$0.50	$0.45	$0.72	$0.64

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Income Statement as a % of Net Sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold - materials	29.0%	29.2%	29.2%	29.1%
Personnel costs	33.1%	34.5%	35.5%	36.7%
Other operating expenses	20.3%	19.0%	19.9%	18.8%
Relocation expenses	0.0%	0.0%	0.0%	0.1%
Depreciation and amortization	3.4%	3.3%	3.5%	3.4%
Income from operations	14.2%	14.0%	11.9%	11.9%
Interest expense	3.1%	3.3%	3.3%	3.7%
Income before taxes	11.1%	10.7%	8.6%	8.2%
Provision for income taxes	4.2%	4.1%	3.3%	3.1%
Net income	6.9%	6.6%	5.3%	5.1%

Adjusted income from operations	14.2%	14.0%	11.9%	11.9%
Adjusted net income	6.9%	6.6%	5.3%	5.0%

Hanger, Inc

( in thousands, except for statistical data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Cash Flow Data:
Cash flow provided by operations	$25,709	$22,328	$27,001	$10,638
Capital expenditures	$10,654	$9,210	$15,970	$15,269
Increase/(decrease) in cash and cash equivalents	$9,365	$(140)	$(1,283)	$(16,782)

			June 30, 2012	December 31, 2011
Balance Sheet Data:
Cash and cash equivalents			$41,613	$42,896
Days Sales Outstanding (DSO’s)			54	54
Working Capital			$265,854	$241,729
Total Debt			$504,427	$508,033
Shareholders’ Equity			$460,418	$429,663

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenue Mix:
Patient-care services	82.6%	82.2%	81.9%	81.3%
Distribution	10.9%	10.9%	11.4%	11.3%
Therapeutic solutions	6.5%	6.9%	6.7%	7.4%

Patient Care Payor Mix:
Commercial and other	58.6%	59.2%	58.7%	59.4%
Medicare	29.5%	28.5%	29.4%	28.4%
Medicaid	5.9%	6.9%	5.9%	6.8%
VA	6.0%	5.4%	6.0%	5.4%

Management relies on the non-GAAP items as the primary measures to review and assess operating performance and management teams. The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  Management and investors also review the non-GAAP items to evaluate the Company’s overall performance and to compare its current operating results with corresponding periods and with other companies in the health care industry. You should not consider the non-GAAP items in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because the non-GAAP items are not measures of financial performance under accounting principles generally accepted in the United States and are susceptible to varying calculations, they may not be comparable to similarly titled measures of other companies.  Adjusted net income, Adjusted income from operations, and Adjusted net income per diluted share are the non-GAAP financial measures.